                                                Filed Pursuant to Rule 424(b)(5)
                                                              File No. 333-38477


          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 6, 1997

                                350,000 SHARES

                                     LOGO

                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

                               ----------------

  Security Capital Atlantic Incorporated ("ATLANTIC") is a highly focused real estate operating company which engages in the development, acquisition, operation and long-term ownership of multifamily communities in southeast and near-midwest growth markets of the United States. ATLANTIC has elected to be taxed as a real estate investment trust (a "REIT") for federal income tax purposes and pays regular quarterly distributions to its shareholders.

  All of the 350,000 shares of ATLANTIC's common stock, par value $.01 per share (the "Common Shares"), offered hereby (the "Offering") are being sold by ATLANTIC. See "Plan of Distribution."

  The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "SCA." On November 14, 1997, the last reported sale price of the Common Shares on the NYSE was $21 9/16 per Common Share. No person or persons acting as a group may beneficially own more than 9.8% of ATLANTIC's outstanding Common Shares. See "Description of Common Shares--Limitation on Ownership" in the accompanying Prospectus.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  Morgan Stanley Asset Management Inc. ("MSAM"), on behalf of certain of its clients, has agreed to purchase from ATLANTIC 175,000 of the Common Shares offered hereby for an aggregate purchase price of $3,685,937.50. Acorn Fund ("Acorn") has agreed to purchase from ATLANTIC 100,000 of the Common Shares offered hereby for an aggregate purchase price of $2,106,250.00. Oregon State Treasury ("OST") has agreed to purchase from ATLANTIC 75,000 of the Common Shares offered hereby for an aggregate purchase price of $1,579,687.50. See "Plan of Distribution."

                               ----------------

         The date of this Prospectus Supplement is November 17, 1997.

                    SECURITY CAPITAL ATLANTIC INCORPORATED

  ATLANTIC's objective is to be the preeminent real estate operating company focusing on multifamily communities in its southeast and near-midwest United States target market. ATLANTIC is a fully integrated operating company with approximately 100 professionals and 490 property-level and support personnel dedicated to implementing its highly focused operating strategy.

  ATLANTIC seeks to achieve long-term sustainable growth in per share cash flow by maximizing the operating performance of its core portfolio through value-added operating systems and concentrating its experienced team of professionals on developing and acquiring industry-leading multifamily communities in targeted submarkets exhibiting strong job growth and favorable demographic trends. Since its inception in 1993, ATLANTIC has employed a research-driven investment approach, deploying its capital in markets and submarkets which exhibit strong market fundamentals. ATLANTIC believes that population and employment growth are the primary demand generators for multifamily product.

  ATLANTIC's executive offices are located at Six Piedmont Center, Atlanta, Georgia 30305, and its telephone number is (404) 237-9292. ATLANTIC is a Maryland corporation. Its predecessor was formed in October 1993 as a Delaware corporation, and ATLANTIC was re-formed as a Maryland corporation in April 1994.

                                USE OF PROCEEDS

  The proceeds to ATLANTIC from the sale of the Common Shares offered hereby, net of all expenses of the Offering, are expected to be approximately $7.4 million. The net proceeds of the Offering will be used to retire revolving credit debt which was incurred for (i) the acquisition and development of multifamily communities, (ii) capital improvements to communities, (iii) fundings under ATLANTIC's funding commitment agreement with Homestead Village Incorporated and (iv) general corporate purposes. As of November 14, 1997, ATLANTIC had $121.5 million of outstanding borrowings under its $350 million unsecured line of credit with Morgan Guaranty Trust Company of New York, as agent for a syndicate of banks. Borrowings under the line of credit bear interest at prime (8.5% at November 14, 1997) or, at ATLANTIC's option, LIBOR plus 1.125% (6.8125% at November 14, 1997). Also as of November 14, 1997,
ATLANTIC had $10.7 million of outstanding borrowings under its $25 million unsecured borrowing agreement with Texas Commerce Bank National Association. Borrowings under this agreement bear interest at an overnight rate which depends on the availability of funds at the time the borrowing is made. The interest rate has ranged from 6.5% to 7.375% (6.5% at November 14, 1997).

                             PLAN OF DISTRIBUTION

  Under the terms and subject to the conditions set forth in Purchase Agreements dated as of November 17, 1997, ATLANTIC has agreed to sell, and MSAM, Acorn and OST have agreed to purchase, 175,000, 100,000 and 75,000 Common Shares, respectively. MSAM has advised ATLANTIC that it is purchasing such Common Shares on behalf of certain of its clients.

                           VALIDITY OF COMMON SHARES

  The validity of the issuance of the Common Shares offered pursuant to this Prospectus Supplement will be passed upon for ATLANTIC by Mayer, Brown & Platt, Chicago, Illinois.

PROSPECTUS
                                 $500,000,000

                    SECURITY CAPITAL ATLANTIC INCORPORATED

              DEBT SECURITIES, PREFERRED SHARES AND COMMON SHARES

  Security Capital Atlantic Incorporated ("ATLANTIC") may from time to time offer and sell in one or more series (i) its unsecured senior debt securities ("Debt Securities"); (ii) shares of its preferred stock, par value $.01 per share ("Preferred Shares"); and (iii) shares of its common stock, par value $.01 per share ("Common Shares"), with an aggregate public offering price of up to $500,000,000, on terms to be determined by market conditions at the time of offering. The Debt Securities, Preferred Shares and Common Shares (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

  The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, if applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of ATLANTIC or repayment at the option of the Holder, terms of any sinking fund payments, and the initial public offering price, along with any other relevant specific terms; (ii) in the case of Preferred Shares, the designation, any liquidation, dividend, redemption, conversion, voting and other rights, and the initial public offering price, along with any other relevant specific terms; and (iii) in the case of Common Shares, the initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of ATLANTIC as a real estate investment trust ("REIT") for Federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, if applicable, about certain U.S. Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

  The Offered Securities may be offered directly by ATLANTIC, through agents designated from time to time by ATLANTIC or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Offered Securities.

                               ----------------

  THESE SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS  THE
      SECURITIES  AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
        COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
          PROSPECTUS.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS   A
            CRIMINAL OFFENSE.

                               ----------------

                The date of this Prospectus is November 6, 1997

                    SECURITY CAPITAL ATLANTIC INCORPORATED

  ATLANTIC's objective is to be the preeminent real estate operating company focusing on multifamily communities in its southeast and near-midwest United States target market. ATLANTIC is a fully integrated operating company with approximately 100 professionals and 490 property-level and support personnel dedicated to implementing its highly focused operating strategy.

  ATLANTIC seeks to achieve long-term sustainable growth in per share cash flow by maximizing the operating performance of its core portfolio through value-added operating systems and concentrating its experienced team of professionals on developing and acquiring industry-leading multifamily communities in targeted submarkets exhibiting strong job growth and favorable demographic trends. Since its inception in 1993, ATLANTIC has employed a research-driven investment approach, deploying its capital in markets and submarkets which exhibit strong market fundamentals. ATLANTIC believes that population and employment growth are the primary demand generators for multifamily product.

  ATLANTIC's executive offices are located at Six Piedmont Center, Atlanta, Georgia 30305, and its telephone number is (404) 237-9292. ATLANTIC is a Maryland corporation. Its predecessor was formed in October 1993 as a Delaware corporation, and ATLANTIC was re-formed as a Maryland corporation in April 1994.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, ATLANTIC intends to use the net proceeds from the sale of the Offered Securities for the development and acquisition of additional multifamily properties, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for working capital purposes and, to a lesser extent, for capital improvements to properties.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

  For the purpose of computing these ratios, (i) "earnings" consist of earnings from operations plus fixed charges other than capitalized interest and (ii) "fixed charges" consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.

                                                                         SIX
                                                                       MONTHS
                                                     PERIOD ENDED       ENDED
                                                     DECEMBER 31,     JUNE 30,
                                                  ------------------- ---------
                                                  1993 1994 1995 1996 1996 1997
                                                  ---- ---- ---- ---- ---- ----
Ratio of earnings to combined fixed charges and
 Preferred Share dividends....................... N/A  1.9  1.7  1.9  1.9  2.1

                      RATIO OF EARNINGS TO FIXED CHARGES

  For the purpose of computing these ratios, (i) "earnings" consist of earnings from operations plus fixed charges other than capitalized interest and (ii) "fixed charges" consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.

                                                                          SIX
                                                                        MONTHS
                                                      PERIOD ENDED       ENDED
                                                      DECEMBER 31,     JUNE 30,
                                                   ------------------- ---------
                                                   1993 1994 1995 1996 1996 1997
                                                   ---- ---- ---- ---- ---- ----
Ratio of earnings to fixed charges................ N/A  1.9  1.7  1.9  1.9  2.1

                        DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The Debt Securities will be issued under an Indenture, dated as of August 14, 1997 (the "Indenture"), between ATLANTIC and State Street Bank and Trust Company, as trustee (the "Trustee"). The Indenture has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and is available at the corporate trust office of the Trustee at 225 Franklin Street, Boston, Massachusetts 02110 or as described below under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein have the respective meanings set forth in the Indenture.

GENERAL

  The Debt Securities will be direct unsecured and unsubordinated obligations of ATLANTIC and will rank equally with all other unsecured and unsubordinated indebtedness of ATLANTIC from time to time outstanding. However, the Debt Securities effectively will be subordinated to mortgages of ATLANTIC and its subsidiaries. ATLANTIC and its subsidiaries may incur additional indebtedness, subject to the provisions described under "--Certain Covenants--Limitations on Incurrence of Debt."

  The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of ATLANTIC (the "Board") or as established in one or more indentures supplemental to the Indenture.

  Reference is made to the Prospectus Supplement relating to the Debt Securities offered thereby for the specific terms of such Debt Securities, including:

   (1) the title of such Debt Securities;

   (2) any limit on the aggregate principal amount of such Debt Securities;

   (3) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable and the amount of principal payable thereon;

   (4) the rate or rates, or the method by which such rate or rates will be determined, at which such Debt Securities will bear interest, if any, and the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates (as defined) on which any such interest will be payable, the Regular Record Dates (as defined), if any, for such Interest Payment Dates, or the method by which such dates will be determined, and the basis on which interest will be calculated if other than a 360-day year comprised of twelve 30-day months;

   (5) the place or places where the principal of (and premium or Make-Whole Amount (as defined), if any, on) and interest and Additional Amounts (as defined), if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or on ATLANTIC in respect of such Debt Securities and the Indenture may be served;

   (6) the period or periods within which, the price or prices (including the premium or Make-Whole Amount, if any) at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions on which, such Debt Securities may be redeemed, in whole or in part, at the option of ATLANTIC, if ATLANTIC is to have such an option;

   (7) the obligation, if any, of ATLANTIC to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the date or dates on which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions on which, such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

   (8) if other than denominations of $1,000 and any integral multiple thereof, the denomination in which such Debt Securities will be issuable;

   (9) if other than the Trustee, the identity of the Security Registrar (as defined) and Paying Agent (as defined);

  (10) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the full principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or the method for determining such portion;

  (11) if other than U.S. dollars, the currency or currencies in which the principal of (and premium or Make-Whole Amount, if any, on) or interest or Additional Amounts, if any, on such Debt Securities are denominated and payable;

  (12) whether the amount of payments of the principal of (and premium or Make-Whole Amount, if any, on) or interest or Additional Amounts, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, currency units, composite currency or currencies, commodities, equity indices or other indices) and the manner in or which such amounts will be determined;

  (13) whether the principal of (and premium or Make-Whole Amount, if any, on) or interest or Additional Amounts, if any, on such Debt Securities are to be payable, at the election of ATLANTIC or a Holder, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions on which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

  (14) provisions, if any, granting special rights to the Holders of such Debt Securities upon the occurrence of such events as may be specified;

  (15) any deletions from, modifications of or additions to the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

  (16) whether such Debt Securities are to be issuable in permanent global form, and, if so, whether beneficial owners of interests in any such permanent Global Security (as defined) may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, and the identity of the Depository (as defined) for such series;

  (17) the Person to whom any interest on any Debt Security is payable, if other than the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest;

  (18) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture to such Debt Securities and any provisions in modification thereof, in addition thereto or in lieu thereof;

  (19) if such Debt Securities are to be issuable in definitive form only upon receipt of certificates, documents or conditions, the form and terms of such certificates, documents or conditions;

  (20) whether and under what circumstances ATLANTIC will pay Additional Amounts as contemplated in the Indenture on such Debt Securities to any Holder who is not a U.S. person in respect of any tax, assessment or governmental charge and, if so, whether ATLANTIC will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option); and

  (21) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special U.S. Federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Under the Indenture, ATLANTIC will have the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, without the consent of the Holders, to reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series (Section 301).

  Except as described under "--Certain Covenants--Limitations on Incurrence of Debt" or in any applicable Prospectus Supplement, the Indenture does not contain any other provisions which would limit the ability of ATLANTIC to incur indebtedness or which would afford Holders of Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving ATLANTIC, the management of ATLANTIC, or any affiliate of any such party, (ii) a change of control or (iii) a reorganization, restructuring, merger or similar transaction involving ATLANTIC which may adversely affect the Holders of the Debt Securities. However, ATLANTIC's Charter limits beneficial ownership of the Common Shares, by a single person or persons acting as a group (other than Security Capital Group Incorporated ("Security Capital")), to 9.8% of the Common Shares, with certain exceptions. See "Description of Common Shares--Limitation on Ownership." Additionally, the Articles Supplementary relating to ATLANTIC's shares of Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Shares") limit beneficial ownership of the Series A Preferred Shares, by a single person or persons acting as a group, to 25% of the Series A Preferred Shares. Similarly, the Articles Supplementary for each additional series of Preferred Shares will limit beneficial ownership of such Preferred Shares. See "Description of Preferred Shares--Limitation on Ownership." These limitations are designed to preserve ATLANTIC's status as a REIT and, therefore, may act to prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of ATLANTIC which are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form, other than Debt Securities issued in global form (which may be in any denomination), will be issued only in denominations of $1,000 and integral multiples thereof (Section 302).

PRINCIPAL AND INTEREST

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium or Make-Whole Amount, if any, on) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at 225 Franklin Street, Boston, Massachusetts 02110; provided that, at the option of ATLANTIC, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the U.S. (Sections 301, 305, 306, 307 and 1002).

  If any Interest Payment Date, Principal Payment Date or the Maturity Date (as such terms are defined) falls on a day which is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, Principal Payment Date or the Maturity Date, as the case may be, through and including such next Business Day (Section 113). "Business Day" means any day, other than a Saturday or Sunday, on which banks in Boston, Massachusetts are not required or authorized by law or executive order to close. Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable

Regular Record Date and either may be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which will be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

MERGER, CONSOLIDATION OR SALE

  ATLANTIC, without the consent of the Holders of any of the Debt Securities, may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other Person, provided that (a) either
(i) ATLANTIC is the continuing entity or (ii) the successor entity (if other than ATLANTIC) formed by or resulting from any such consolidation or merger or which received the transfer of such assets is a Person organized and existing under the laws of the U.S. or any state thereof and expressly assumes payment of the principal of (and premium or Make-Whole Amount, if any, on) and interest and Additional Amounts, if any, on all of the Debt Securities outstanding and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture and such Debt Securities;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ATLANTIC or any Subsidiary or such other entity as a result thereof as having been incurred by ATLANTIC or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, has occurred and is continuing; and (c) an officer's certificate and legal opinion covering such conditions are delivered to the Trustee (Sections 801, 803, 804 and 806).

CERTAIN COVENANTS

  Limitations on Incurrence of Debt. ATLANTIC will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of ATLANTIC and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles ("GAAP") is greater than 60% of the sum of (without duplication) (i) ATLANTIC's Total Assets (as defined below) as of the end of the calendar quarter covered in ATLANTIC's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (the "Commission") (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by ATLANTIC or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section 1004).

  In addition to the foregoing limitation on the incurrence of Debt, ATLANTIC will not, and will not permit any Subsidiary to, incur any debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind on any of the property of ATLANTIC or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of ATLANTIC and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of ATLANTIC or any Subsidiary is greater than 40% of the sum of (without duplication) (i) ATLANTIC's Total Assets as of the end of the calendar quarter covered in ATLANTIC's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by ATLANTIC or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section 1004).

  In addition to the foregoing limitations on the incurrence of Debt, no Subsidiary may incur any Unsecured Debt (as defined below) other than intercompany Debt subordinate to the Debt Securities; provided, however, that ATLANTIC or a Subsidiary may acquire an entity which becomes a Subsidiary which has Unsecured Debt if the incurrence of such Debt (including any guarantees of such Debt assumed by ATLANTIC or any Subsidiary) was not intended to evade the foregoing limitations and the incurrence of such Debt (including any guarantees of such Debt assumed by ATLANTIC or any Subsidiary) would otherwise be permitted under the Indenture (Section 1004).

  ATLANTIC and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of ATLANTIC and its Subsidiaries on a consolidated basis (Section 1004).

  In addition to the foregoing limitations on the incurrence of Debt, ATLANTIC will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred was less than 1.5 to 1.0, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by ATLANTIC and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by ATLANTIC and its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility will be computed based on the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculations; and (iv) in the case of any acquisition or disposition by ATLANTIC or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, share purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1004).

  Existence. Except as permitted under "Merger, Consolidation or Sale," ATLANTIC will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (Charter and statutory) and franchises; provided, however, that ATLANTIC will not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1005).

  Maintenance of Properties. ATLANTIC will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment ATLANTIC may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that ATLANTIC and its Subsidiaries are not prevented from selling or otherwise disposing for value their properties in the ordinary course of business (Section 1006).

  Insurance. ATLANTIC will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their full insurable value with financially sound and reputable insurance companies (Section 1007).

  Payment of Taxes and Other Claims. ATLANTIC will pay or discharge or cause to be paid or discharged, before the same becomes delinquent, (i) all taxes, assessments and governmental charges levied or imposed on it or any Subsidiary or on the income, profits or property of ATLANTIC or any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien on the property of ATLANTIC or any Subsidiary; provided, however, that ATLANTIC will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1008).

  Provision of Financial Information. Whether or not ATLANTIC is subject to
Section 13 or 15(d) of the Exchange Act, ATLANTIC will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which ATLANTIC would have been required to file with the Commission pursuant to such Section 13 and 15(d) if it were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which ATLANTIC would have been required so to file such documents if it were so subject. ATLANTIC will also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which ATLANTIC would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if it were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which ATLANTIC would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if it were subject to such Sections and (b) if filing such documents by ATLANTIC with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1009).

ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE

  Any additional covenants of ATLANTIC and/or modifications to the covenants described above with respect to any Debt Securities or series thereof will be set forth in a supplement to the Indenture and described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default which continues for 30 days in the payment of any installment of interest or Additional Amounts payable on any Debt Security of such series; (ii) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series;
(iv) default in the performance of any other covenant of ATLANTIC contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (v) default in the payment of an aggregate principal amount exceeding $25,000,000 of any evidence of indebtedness of ATLANTIC or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against ATLANTIC or any of its Subsidiaries in an aggregate amount (excluding amounts fully covered by insurance) in excess of $25,000,000 and such judgments, orders or decrees remain undischarged, unstayed or unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $25,000,000 for a period of 30 consecutive days; (vii) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of ATLANTIC or any Significant Subsidiary of ATLANTIC or for all or substantially all of its properties; and (viii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated by the Commission) of ATLANTIC.

  If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case, unless the principal of all of the Outstanding Debt Securities of such series has already become due and payable, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal (or, if the Debt Securities of such series are Original Issue Discount Securities or Indexed Securities, such portion of the principal as may be specified in the terms thereof) of, and the Make-Whole Amount, if any, on, all of the Debt Securities of such series to be due and payable immediately by written notice thereof to ATLANTIC and to the Trustee (if given by the Holders); provided, that in the case of an Event of Default described in clause (vii) at the preceding paragraph, acceleration is automatic. However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if
(i) ATLANTIC has paid or deposited with the Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any, on) and interest and Additional Amounts, if any, on the Debt Securities of such series, plus reasonable compensation, expenses, disbursements and advances of the Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal (or premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium or Make-Whole Amount, if any, on) or interest or Additional Amounts, if any, on any Debt Security of such series or
(ii) in respect of a covenant or provision contained in the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

  The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) or interest or Additional Amounts, if any, on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if a Responsible Officer of the Trustee considers such withholding to be in the interest of such Holders (Section 601).

  The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any, on) and interest and Additional Amounts, if any, on such Debt Securities on or after the respective due dates thereof (Section 508).

  Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders have offered to the Trustee reasonable security or indemnity (Section
602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

  Within 120 days after the end of each fiscal year, ATLANTIC must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1010).

MODIFICATION OF THE INDENTURE

  Modifications of and amendments to the Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(i) change the Stated Maturity of the principal of (or premium or Make-Whole Amount, if any, on), or any installment of principal of or interest or Additional Amounts, if any, on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable upon redemption of, or any Additional Amounts payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Make-Whole Amount, if any, which would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (iii) change the Place of Payment, or the currency, for payment of the principal of (or premium or Make-Whole Amount, if any, on) or interest or Additional Amounts, if any, on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or
(vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

  The Holders of at least a majority in principal amount of each series of Outstanding Debt Securities have the right to waive compliance by ATLANTIC with certain covenants in the Indenture (Section 1012).

  Modifications of and amendments to the Indenture may be made by ATLANTIC and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to ATLANTIC as obligor under the Indenture; (ii) to add to the covenants of ATLANTIC for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred on ATLANTIC in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action may not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination will become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision;
(vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity in the Indenture, correct or supplement any provision in the Indenture which may be defective or inconsistent or make any other changes with respect to matters or questions arising under the Indenture, provided that such action may not adversely affect the interests of Holders of Debt Securities of any series in any material respect; (x) to close the Indenture with respect to the authentication and delivery of additional series of Debt Securities or to qualify, or maintain qualification of, the Indenture under the Trust Indenture Act; or (xi) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action may not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

  The Indenture provides that, in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have concurred in any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security which is deemed Outstanding is the amount of the principal thereof which would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency which is deemed Outstanding is the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in clause (i) above); (iii) the principal amount of an Indexed Security which is deemed Outstanding is the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture; and
(iv) Debt Securities owned by ATLANTIC or any other obligor on the Debt Securities or any Affiliate of ATLANTIC or of such other obligor are disregarded (Section 101).

  The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by ATLANTIC or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent which must be given by the Holder of each Debt Security affected by certain modifications of and amendments to the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of such series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting duly called or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of such series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

  Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there will be no minimum quorum requirement for such meeting; and (ii) the principal amount of the Outstanding Debt Securities of such series which vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by a specified percentage in principal amount of the Holders of any or all series of Debt Securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such specified percentage of Holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the Indenture, such action will become effective when such instrument or instruments are delivered to the Trustee. Proof of execution of any instrument or of a writing appointing any such agent will be sufficient for any purpose of the Indenture and (subject to Article Six of the Indenture) conclusive in favor of the Trustee and ATLANTIC, if made in the manner specified above (Section 1507).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  ATLANTIC may discharge certain obligations to Holders of any series of Debt Securities which have not already been delivered to the Trustee for cancellation and which either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest and Additional Amounts, if any, payable to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Sections 1401, 1402, 1403 and 1404).

  The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, ATLANTIC may elect either (i) to defease and discharge itself from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (ii) to release itself from its obligations with respect to such Debt Securities under Sections 1004 to 1009, inclusive, of the Indenture (being the restrictions described under "--Certain Covenants") and, if provided pursuant to Section 301 of the Indenture, their obligations with respect to any other covenant, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by ATLANTIC with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Governmental Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any, on) and interest and Additional Amounts, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1404).

  Such a trust may only be established if, among other things, ATLANTIC has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based on a ruling of the Internal Revenue Service (the "IRS") or a change in applicable U.S. Federal income tax law occurring after the date of the Indenture (Section 1404).

  Unless otherwise provided in the applicable Prospectus Supplement, if after ATLANTIC has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any, on) and interest and Additional Amounts, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or Conversion Event based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency (other than the ECU or other currency unit) both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established (Section 101).

  If ATLANTIC effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "--Events of Default, Notice and Waiver" with respect to Sections 1004 through 1009, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, plus Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, ATLANTIC would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

REGISTRATION AND TRANSFER

  Subject to certain limitations imposed on Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed on Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee. Every Debt Security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but ATLANTIC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). ATLANTIC may at any time designate one or more offices or agencies where Debt Securities of any series may be presented or surrendered for payment or surrendered for registration of transfer or exchange. If ATLANTIC has designated such an office or agency, ATLANTIC may at any time rescind the designation or approve a change in the location of such office or agency, except that ATLANTIC will be required to maintain such an office or agency in each Place of Payment for such Debt Securities (Section 1002).

  Neither ATLANTIC nor the Trustee will be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of the business 15 days before any selection of Debt Securities of such series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section
305).

BOOK-ENTRY SECURITIES

  Unless otherwise provided in the applicable Prospectus Supplement, the Debt Securities of each series will be represented by one or more certificates (the "Global Securities"). The Global Security representing Debt Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or another successor depository appointed by ATLANTIC (DTC or such other depository being the "Depository") and registered in the name of the Depository or its nominee. Unless otherwise provided in the applicable Prospectus

Supplement, Debt Securities will not be issued in definitive form. If the aggregate principal amount of any issue exceeds $200 million, one certificate will be issued with respect to each $200 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities which its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc. (the "NYSE"), the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies which clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Upon issuance by ATLANTIC of Debt Securities represented by a Global Security, purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") will in turn be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities will be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except if use of the book-entry system for the Debt Securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

  So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in Debt Securities represented by a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

  To facilitate subsequent transfers, all Debt Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to Debt Securities. Under its usual procedures, DTC will mail an omnibus proxy to ATLANTIC as soon as possible after the record date. The omnibus proxy will assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the omnibus proxy).

  Payments of principal of (and premium and Make-Whole Amount, if any, on) and interest and Additional Amounts, if any, on the Debt Securities represented by a Global Security registered in the name of DTC or its nominee will be made by ATLANTIC through the Trustee under the Indenture or a paying agent (the "Paying Agent"), which may also be the Trustee under the Indenture, to DTC or its nominee, as the case may be, as the registered owner of such Global Security. None of ATLANTIC, the Trustee, the Paying Agent or the Security Registrar for such Global Security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  ATLANTIC has been advised that DTC, upon receipt of any payment of principal, premium, Make-Whole Amount or interest in respect of a Global Security, will credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent or ATLANTIC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium and interest to DTC is the responsibility of the Paying Agent or ATLANTIC, as the case may be, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  If the Depository with respect to a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by ATLANTIC within 90 days, ATLANTIC will issue certificated notes in exchange for the Debt Securities represented by such Global Security.

  The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources which ATLANTIC believes to be reliable, but ATLANTIC takes no responsibility for the accuracy thereof.

TRUSTEE

  The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). If two or more Persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee will be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture (Sections 101 and 609).

CERTAIN DEFINITIONS

  "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt will be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

  "Annual Service Charge" as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, Debt of ATLANTIC and its Subsidiaries and the amount of dividends which are payable in respect of any Disqualified Stock.

  "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

  "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of ATLANTIC and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of ATLANTIC and its Subsidiaries, (ii) provisions for taxes of ATLANTIC and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

  "Debt" of ATLANTIC or any Subsidiary means any indebtedness of ATLANTIC or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by ATLANTIC or any Subsidiary,
(iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance which constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of ATLANTIC or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by ATLANTIC or any Subsidiary as lessee which is reflected on ATLANTIC's Consolidated Balance Sheet as a capitalized lease in accordance with GAAP to the extent, in the case of items of indebtedness under clauses (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on ATLANTIC's Consolidated Balance Sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by ATLANTIC or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than ATLANTIC or any Subsidiary) (it being understood that Debt will be deemed to be incurred by ATLANTIC or any Subsidiary whenever ATLANTIC or such Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect thereof).

  "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,
(ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the Debt Securities.

  "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, net, as reflected in the financial statements of ATLANTIC and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

  "Encumbrance" means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by ATLANTIC or any Subsidiary securing indebtedness for borrowed money, other than a Permitted Encumbrance.

  "Government Obligations" means securities which are (i) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged, or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in either case, are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

  "Permitted Encumbrances" means leases, Encumbrances securing taxes, assessments and similar charges, mechanics' liens and other similar Encumbrances.

  "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) in the case of a partnership or any other entity other than a corporation, the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

  "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of ATLANTIC and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

  "Undepreciated Real Estate Assets"as of any date means the cost (original cost plus capital improvements) of real estate assets of ATLANTIC and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

  The Board is authorized, without the approval of the holders of Common Shares, to cause Preferred Shares to be issued in one or more series, to determine the number of Preferred Shares of each series and to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of each series, which may be senior to the rights of Common Shares. On October 15, 1997, ATLANTIC had 2,000,000 Series A Preferred Shares outstanding, which were held of record by 15 shareholders.

  The following description sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The following description of the general terms of the Preferred Shares does not purport to be complete and is subject to and qualified in its entirety by reference to ATLANTIC's Charter and Bylaws. Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for the specific terms of such Preferred Shares, including:

   (1) The designation of such Preferred Shares;

   (2) The number of shares offered, the liquidation preference per share and the initial public offering price per share;

   (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

   (4) The date from which dividends on such Preferred Shares will cumulate, if applicable;

   (5) The procedures for the auction and remarketing, if any, for such Preferred Shares;

   (6) The provisions for a sinking fund, if any, for such Preferred Shares;

   (7) The terms and conditions of redemption, if applicable, of such Preferred Shares;

   (8) Any listing of such Preferred Shares on any securities exchange;

   (9) The terms and conditions on which such Preferred Shares will be convertible into Common Shares, if applicable, including the conversion price (or manner of calculation thereof);

  (10) Whether interests in such Preferred Shares will be represented by global securities;

  (11) A discussion of Federal income tax considerations applicable to such Preferred Shares;

  (12) The relative ranking and preferences of such Preferred Shares as to dividends and in the distribution of assets;

  (13) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such Preferred Shares as to dividends and in the distribution of assets;

  (14) Any limitations on direct or beneficial ownership and restrictions on transfer of such Preferred Shares, in each case as may be appropriate to preserve ATLANTIC's status as a REIT; and

  (15) Any other specific preferences, rights, voting powers, restrictions, limitations as to dividends or qualifications of such Preferred Shares.

RANKING

  Unless otherwise specified in the applicable Prospectus Supplement, each series of Preferred Shares will, as to dividends and in the distribution of assets, rank (i) senior to all classes or series of Common Shares and to all other equity securities ranking junior to such series of Preferred Shares;
(ii) on a parity with all equity securities issued by ATLANTIC the terms of which specifically provide that such equity securities rank on a parity with such series of Preferred Shares; and (iii) junior to all equity securities issued by ATLANTIC the terms of which specifically provide that such equity securities rank senior to such series of Preferred Shares. The rights of the holders of each series of Preferred Shares will be subordinate to those of ATLANTIC's general creditors.

DIVIDENDS

  The holders of each series of Preferred Shares will be entitled to receive, when, as and if declared by the Board, out of funds legally available for that purpose, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. Dividends will be payable to holders of record as they appear in the stock records of ATLANTIC on such record dates as are fixed by the Board.

   Dividends on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will begin to accrue and will be fully cumulative from the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of Preferred Shares for which dividends are non-cumulative, then the holders of such Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and ATLANTIC will have no obligation to pay the dividend accrued for such period, whether or not dividends on such Preferred Shares are declared payable on any future dividend payment date. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on any series of Preferred Shares which may be in arrears.

  So long as any Preferred Shares of a series are outstanding, no full dividends may be declared or paid or set apart for payment on any shares of any other stock of ATLANTIC ranking on a parity with such series of Preferred Shares as to dividends ("Dividend Parity Shares") for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for such payments for all past dividend periods and the then current dividend period with respect to such series of Preferred Shares or (ii) if such series of

Preferred Shares does not have a cumulative dividend, full dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for such payments for the then current dividend period with respect to such series of Preferred Shares. When dividends are not paid in full, or a sum sufficient for the payment thereof is not set apart for payment, on any series of Preferred Shares and any Dividend Parity Shares, all dividends declared on such series of Preferred Shares and such Dividend Parity Shares will be declared ratably in proportion to the amount of dividends accrued and unpaid on such series of Preferred Shares (which will not include any cumulation in respect of unpaid dividends for past dividend periods if such series of Preferred Shares does not have a cumulative dividend) and on such Dividend Parity Shares.

  So long as any Preferred Shares of a series are outstanding, except as provided in the immediately preceding paragraph, no dividends (other than in Common Shares or other shares of stock of ATLANTIC ranking junior to such series of Preferred Shares as to dividends and in the distribution of assets ("Fully Junior Shares")) may be declared or paid or set apart for payment or other distribution may be declared or made on the Common Shares or any other shares of stock of ATLANTIC ranking junior to such series of Preferred Shares as to dividends or in the distribution of assets ("Junior Shares"), nor may any Junior Shares be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by ATLANTIC (except by conversion into or exchange for Fully Junior Shares) unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for such payments for all past dividend periods and the then current dividend period with respect to such series of Preferred Shares or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for such payments for the then current dividend period with respect to such series of Preferred Shares.

  Any dividend payment made on a series of Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to such series of Preferred Shares which remains payable.

REDEMPTION

  If so provided in the applicable Prospectus Supplement, a series of Preferred Shares will be subject to mandatory redemption or redemption at the option of ATLANTIC, in whole or in part, in each case on the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Shares which is subject to mandatory redemption will specify the number of Preferred Shares of such series which will be redeemed by ATLANTIC in each year commencing after a specified date, and the redemption price per share which will include all dividends thereon accrued and unpaid, if any, to the date fixed for redemption, without interest (which will not include any cumulation in respect of unpaid dividends for past dividend periods if such series of Preferred Shares does not have a cumulative dividend). The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for any series of Preferred Shares is payable solely out of the sale proceeds of stock of ATLANTIC, the terms of such series of Preferred Shares may provide that, if no such stock has been issued or to the extent the sale proceeds from such stock are insufficient to pay in full the aggregate redemption price then due, Preferred Shares of such series will automatically and mandatorily be converted into shares of the applicable stock of ATLANTIC pursuant to conversion provisions specified in the applicable Prospectus Supplement. If fewer than all the outstanding Preferred Shares of any series are to be redeemed, the shares to be redeemed will be selected by ATLANTIC by lot or pro rata or by any other method determined by ATLANTIC.

  Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for such payments for all past dividend periods and the then current dividend period with respect to such series of Preferred Shares and any shares of any other stock of ATLANTIC ranking on a parity with such series of Preferred Shares as to distributions and in the distribution of assets ("Parity Shares") or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof set apart for such payments for the then current dividend period with respect to such series of Preferred Shares and any Parity Shares, the Preferred Shares of such series may not be redeemed and ATLANTIC may not purchase or otherwise acquire any Preferred Shares of such series, except pursuant to a purchase or exchange offer made on the same terms to all holders of outstanding Preferred Shares of such series or by conversion into or exchange for Fully Junior Shares.

  Notice of the redemption of any Preferred Shares of any series will be mailed not less than 30 days nor more than 90 days prior to the redemption date to each holder of record of such series of Preferred Shares at the address of such holder as shown on ATLANTIC's stock records. Each notice will state: (i) the redemption date; (ii) the number of Preferred Shares of such series to be redeemed; (iii) the redemption price; (iv) the place or places at which certificates representing such Preferred Shares are to be surrendered;
(v) that dividends on such Preferred Shares will cease to accrue on such redemption date; and (vi) the date on which the holder's conversion rights, if any, as to such Preferred Shares will terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder will also specify the number of Preferred Shares of such series to be redeemed from such holder. If notice of redemption of any Preferred Shares has been mailed and if ATLANTIC has deposited the funds necessary for such redemption in trust, for the benefit of the holders of the Preferred Shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on such Preferred Shares, such Preferred Shares will no longer be deemed outstanding and all rights of the holders of such Preferred Shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

  Upon any liquidation, dissolution or winding up of ATLANTIC, whether voluntary or involuntary, before any payment or distribution is made to or set apart for the holders of any Common Shares or any shares of any other stock of ATLANTIC ranking junior to such series of Preferred Shares in the distribution of assets ("Liquidation Junior Shares"), the holders of each series of Preferred Shares will be entitled to receive out of assets of ATLANTIC legally available for that purpose, liquidating distributions in the amount of the liquidation preference per share (as specified in the applicable Prospectus Supplement), plus an amount equal to all dividends (whether or not earned or declared) thereon accrued and unpaid, if any (which will not include any cumulation in respect of unpaid dividends for past dividend periods if such series of Preferred Shares does not have a cumulative dividend); but the holders of such series of Preferred Shares will not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of ATLANTIC, the assets of ATLANTIC are insufficient to pay in full such preferential amount with respect to such series of Preferred Shares and the corresponding amounts with respect to all other stock of ATLANTIC ranking on a parity with such series of Preferred Shares in the distribution of assets ("Liquidation Parity Shares"), then such assets will be distributed among the holders of such series of Preferred Shares and such Liquidation Parity Shares in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  Subject to the rights of the holders of any class or series of stock of ATLANTIC ranking on a parity with or senior to such series of Preferred Shares in the distribution of assets, upon any liquidation, dissolution or winding up of ATLANTIC, whether voluntary or involuntary, after payment has been made in full to all holders of a series of Preferred Shares, the remaining assets of ATLANTIC will be distributed among the holders of any Liquidation Junior Shares, according to their respective rights and preferences and in each case according to their respective number of shares.

  For the above purposes, a consolidation or merger of ATLANTIC with or into any other entity, a sale or transfer of all or substantially all of ATLANTIC's assets or a statutory share exchange will not be deemed to be a liquidation, dissolution or winding up of ATLANTIC.

VOTING RIGHTS

  Holders of each series of Preferred Shares will not have any voting rights, except as set forth below or in the applicable Prospectus Supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable Prospectus Supplement, will apply to each series of Preferred Shares.

  If and whenever six quarterly dividends (whether or not consecutive) payable on any series of Preferred Shares or any Parity Shares are in arrears, whether or not earned or declared, the number of directors then constituting the Board will be increased by two, and the holders of such series of Preferred Shares, together with the holders of any such Parity Shares, voting as a single class, will have the right to elect two additional directors to serve on the Board at the next annual meeting of shareholders or a special meeting of the holders of such series of Preferred Shares and such Parity Shares and at each subsequent annual meeting of shareholders until all such dividends in arrears have been paid and a sum sufficient for the payment thereof has been set apart for payment of the distribution for the current distribution period with respect to such series of Preferred Shares and such Parity Shares. The term of office of all directors so elected will terminate with the termination of such voting rights. For so long as Security Capital and certain of its affiliates beneficially own in excess of 10% of the outstanding Common Shares, in any such vote by holders of such series of Preferred Shares and such Parity Shares, any Preferred Shares of such series and Parity Shares beneficially owned by Security Capital and such affiliates will be voted in the same percentages as Preferred Shares of such series and Parity Shares which are not beneficially owned by Security Capital and such affiliates.

  The approval of two-thirds of the outstanding Preferred Shares of any series and all series of Parity Shares similarly affected, voting as a single class, will be necessary in order to (i) amend ATLANTIC's Charter to materially and adversely affect the voting powers, rights or preferences of the holders of such series of Preferred Shares, (ii) enter into a share exchange which affects such series of Preferred Shares, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into ATLANTIC, unless in each such case, each Preferred Share of such series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption identical to those of a Preferred Share of such series (except for changes which do not materially and adversely affect the holders of such series of Preferred Shares) or (iii) authorize, reclassify, create or increase the authorized amount of any class of stock ranking senior to such series of Preferred Shares in the payment of dividends or in the distribution of assets. However, ATLANTIC may create additional classes and series of Parity Shares, Junior Shares and Fully Junior Shares, increase the authorized number of shares of such stock and issue additional series of such stock without the consent of any holder of such series of Preferred Shares.

  Except as provided above and as required by law, the holders of each series of Preferred Shares will not be entitled to vote on any merger or consolidation involving ATLANTIC or a sale of all or substantially all of the assets of ATLANTIC.

CONVERSION RIGHTS

  The terms and conditions, if any, on which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement. Such terms will include the number of Common Shares into which each share of such series of Preferred Shares is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Preferred Shares or ATLANTIC, the events requiring an adjustment of the conversion price and provisions affecting conversion upon the redemption of such series of Preferred Shares.

LIMITATION ON OWNERSHIP

  As discussed below under "Description of Common Shares--Limitation on Ownership," for ATLANTIC to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding shares of stock may be owned by five or fewer individuals at any time during the last half of a taxable year, and the stock must be beneficially owned by 100 or more persons during at least 335 days of ATLANTIC's taxable year of 12 months. Therefore, the Articles Supplementary for each series of Preferred Shares will contain certain provisions limiting the ownership and restricting the transfer of such Preferred Shares (the "Preferred Shares Ownership Limit Provision"). Except as otherwise described in the applicable Prospectus Supplement relating thereto, the provisions of each Articles Supplementary relating to the Preferred Shares Ownership Limit will provide (as in the case of the Series A Preferred Shares) as summarized below.

  The Preferred Shares Ownership Limit Provision will provide that, subject to certain exceptions contained in such Articles Supplementary, no person, or persons acting as a group, may beneficially own more than 25% of any series of Preferred Shares outstanding at any time, except as a result of ATLANTIC's redemption of Preferred Shares. Preferred Shares acquired in excess of the Preferred Shares Ownership Limit Provision must be redeemed by ATLANTIC at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. Such redemption is not applicable if a person's ownership exceeds the limitations due solely to ATLANTIC's redemption of Preferred Shares; provided that thereafter any additional Preferred Shares acquired by such person will be Excess Shares (as hereinafter defined). See "Description of Common Shares-- Limitation on Ownership." From and after the date of notice of such redemption, the holder of the Preferred Shares thus redeemed will cease to be entitled to any distribution (other than distributions declared prior to the date of notice of redemption), voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above. The Preferred Shares Ownership Limit Provision may not be waived with respect to certain affiliates of ATLANTIC.

  All certificates representing Preferred Shares will bear a legend referring to the limitations and restrictions described above.

                         DESCRIPTION OF COMMON SHARES

GENERAL

  The following description sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement which provides for Common Shares issuable pursuant to subscription offerings or rights offerings or upon conversion of Preferred Shares which are offered pursuant to such Prospectus Supplement and are convertible into Common Shares for no additional consideration. The following description of the terms of the Common Shares does not purport to be complete and is subject to and qualified in its entirety by reference to ATLANTIC's Charter and Bylaws.

  The authorized stock of ATLANTIC consists of 250,000,000 Common Shares. The Board may classify or reclassify any unissued Common Shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. No holder of any class of stock of ATLANTIC will have any preemptive right to subscribe to any securities of ATLANTIC except as may be granted by the Board pursuant to an agreement between ATLANTIC and a shareholder. Under Maryland law, shareholders are generally not liable for ATLANTIC's debts or obligations solely as a result of their status as shareholders. For a description of certain provisions which could have the effect of delaying, deferring or preventing a change in control, see "Certain Provisions of Maryland Law and of ATLANTIC's Charter and Bylaws."

  The transfer agent and registrar for the Common Shares is The First National Bank of Boston, 150 Royall Street, Canton, Massachusetts 02021.

COMMON SHARES

  The outstanding Common Shares are fully paid and nonassessable. Each outstanding Common Share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of Directors, Shareholders do not have the right to cumulate their votes in the election of Directors, which means that the holders of a majority of the outstanding Common Shares can elect all of the Directors then standing for election. Holders of Common Shares are entitled to such distributions as may be authorized from time to time by the

Board out of assets legally available therefor. ATLANTIC's current distribution policy is to pay quarterly distributions to shareholders based on a reasonable percentage of funds from operations. ATLANTIC paid no distributions in 1993. ATLANTIC paid distributions of $0.30 per Common Share for 1994 quarters, $0.40 per Common Share for 1995 quarters and $0.42 per Common Share for the first three quarters of 1996.

  On November 12, 1996, ATLANTIC made a special distribution of 0.110875 shares of common stock of Homestead Village Incorporated ("Homestead") and warrants to purchase 0.074384 shares of Homestead common stock per Common Share to holders of record of Common Shares on October 29, 1996. On December 16, 1996, in light of the Homestead transaction and ATLANTIC's initial public offering, ATLANTIC paid a fourth quarter 1996 distribution of $0.39 per Common Share. ATLANTIC paid distributions of $0.39 per Common Share for the first three quarters of 1997.

  Upon any liquidation, dissolution or winding-up of ATLANTIC, holders of Common Shares will be entitled, subject to the preferential rights of holders of Preferred Shares, to share ratably in the assets of ATLANTIC remaining after provision for payment of liabilities to creditors.

  Subject to the provisions of ATLANTIC's Charter regarding the restrictions on transfer of Common Shares, all Common Shares have equal distribution, liquidation and other rights, and have no preference, preemptive, conversion or exchange rights.

PURCHASE RIGHTS

  On March 12, 1996, the Board declared a dividend of one Purchase Right for each Common Share outstanding at the close of business on March 12, 1996 (the "Rights Record Date") to the holders of Common Shares of record as of the Rights Record Date. The dividend was paid on the Rights Record Date. The holders of any additional Common Shares issued after the Rights Record Date and before the redemption or expiration of the Purchase Rights will also be entitled to one Purchase Right for each such additional Common Share. Each Purchase Right entitles the registered holder under certain circumstances to purchase from ATLANTIC two one-hundredths of a Participating Preferred Share of ATLANTIC at a price of $40 per one one-hundredth of a Participating Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Purchase Rights are set forth in the Rights Agreement dated as of March 12, 1996 between ATLANTIC and The First National Bank of Boston, as rights agent (the "Rights Agreement").

  The Purchase Rights will be exercisable and will be evidenced by separate certificates only after the earliest to occur of: (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (except for Security Capital and certain other affiliates of ATLANTIC) has acquired beneficial ownership of 20% or more of the outstanding Common Shares (thereby becoming an "Acquiring Person"), (ii) 15 business days (or such later date as may be determined by action of the Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of person (except for Security Capital and certain other affiliates of ATLANTIC) of 25% or more of the outstanding Common Shares or (iii) 10 business days (or such later date as may be determined by action of the Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the date of filing by any person of, or the first public announcement of the intention of any person to file, any application, requests, submission or other document with any Federal or state regulatory authority seeking approval of, attempting to rebut any presumption of control upon, or otherwise indicating an intention to enter into, any transaction or series of transactions the consummation of which would result in any person (except for Security Capital and certain other affiliates of ATLANTIC) becoming the beneficial owner of 25% or more of the outstanding Common Shares, other than a transaction in which newly issued Common Shares are issued directly by ATLANTIC to such person (the first to occur of such dates being called the "Rights Distribution Date"). With respect to any of the Common Share certificates outstanding as of the Rights Record Date, until the Rights Distribution Date, the Purchase Rights will be evidenced by such Common Share certificate. Until the Rights Distribution Date (or earlier redemption or expiration of the Purchase

Rights), new Common Share certificates issued after the Rights Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Notwithstanding the foregoing, if the Board in good faith determines that a person who would otherwise be an Acquiring Person under the Rights Agreement has become such inadvertently, and such person divests as promptly as practicable a sufficient number of Common Shares so that such person would no longer be an Acquiring Person, then such person will not be deemed to be an Acquiring Person for purposes of the Rights Agreement.

  The Purchase Price will expire on March 12, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by ATLANTIC, in each case as described below.

  The Purchase Price payable, and the number of Participating Preferred Shares or other securities or property issuable, upon exercise of the Purchase Rights are subject to adjustment under certain circumstances from time to time to prevent dilution. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

  Participating Preferred Shares purchasable upon exercise of the Purchase Rights will not be redeemable. Each Participating Preferred Share will have 50 votes, voting together with the Common Shares. Upon any liquidation, the holders of the Participating Preferred Shares will be entitled to a minimum preferential liquidation payment of $1.00 per share, plus an amount equal to all accrued and unpaid dividends thereon, but will be entitled to an aggregate payment of 50 times the payment made per Common Share. Upon any merger, consolidation or other transaction in which Common Shares are exchanged, each Participating Preferred Share will be entitled to receive 50 times the amount received per Common Share. Upon the issuance of Participating Preferred Shares upon exercise of the Purchase Rights, in order to facilitate trading, a depositary receipt may be issued for each one one-hundredth of a Participating Preferred Share. The Participating Preferred Shares will be protected by customary antidilution provisions.

  If any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Purchase Right, other than Purchase Rights beneficially owned by the Acquiring Person (which will therefore be void), will thereafter have the right to receive upon exercise a number of Common Shares having a market value (determined in accordance with the Rights Agreement) of twice the Purchase Price. In lieu of the issuance of Common Shares upon exercise of Purchase Rights, the Board may, under certain circumstances, and if there if an insufficient number of Common Shares authorized but unissued to permit the exercise in full of the Purchase Rights, the Board is required to, take such action as may be necessary to cause ATLANTIC to issue or pay upon the exercise of Purchase Rights, cash (including by way of a reduction of purchase price), property, other securities or any combination of the foregoing having an aggregate value equal to that of the Common Shares which otherwise would have been issuable upon exercise of Purchase Rights.

  If, after any person or group becomes an Acquiring Person, ATLANTIC is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Purchase Right will thereafter have the right to receive, upon the exercise therefor at the then-current Purchase Price, a number of shares of common stock of the acquiring company having a market value (determined in accordance with the Rights Agreement) of twice the Purchase Price.

  At any time after any person or group becomes an Acquiring Person and prior to the acquisition by that person or group of 50% or more of the outstanding Common Shares, the Board may exchange the Purchase Rights (other than Purchase Rights owned by that person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share (or one one-hundredth of a Participating Preferred Share) per Purchase Right (subject to adjustment).

  As soon as practicable after a Rights Distribution Date, ATLANTIC is obligated to use its best efforts to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") relating to the securities issuable upon exercise of such Purchase Rights and to cause such registration statement to become effective as soon as practicable.

  At any time prior to the time a person or group of persons becomes an Acquiring Person, the Board may redeem the Purchase Rights in whole, but not in part, at a price of $0.01 per Purchase Right (the "Redemption Price") payable in cash, Common Shares or any other form of consideration deemed appropriate by the Board. The redemption of the Purchase Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon the effectiveness of any redemption of the Purchase Rights, the right to exercise the Purchase Rights will terminate and the only right of the holders of the Purchase Rights will be to receive the Redemption Price.

  The terms of the Purchase Rights may be amended by the Board without the consent of the holders of the Purchase Rights, except that, from and after the time any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Purchase Rights.

  The Purchase Rights have certain anti-takeover effects. The Purchase Rights will cause substantial dilution to a person or group which attempts to acquire ATLANTIC on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Purchase Rights being acquired. The Purchase Rights should not interfere with any merger or other business combination approved by the Board since the Purchase Rights may be redeemed by ATLANTIC at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more the Common Shares. The form of Rights Agreement specifying the terms of the Purchase Rights has been incorporated by reference as an exhibit to the registration statement of which this Prospectus is a part. The foregoing description of the Purchase Rights does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Rights Agreement, including the definitions therein of certain terms.

LIMITATION ON OWNERSHIP

  ATLANTIC's Charter contains certain limitations on the number of shares of ATLANTIC's stock which individual shareholders may own. For ATLANTIC to qualify as a REIT under the Code, no more than 50% in value of the shares of ATLANTIC's stock (after taking into account options to acquire shares) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and constructive ownership among specified family members) during the last half of a taxable year (other than the first taxable year) or during a proportionate part of a shorter taxable year. The shares of ATLANTIC's stock must also be beneficially owned (other than during the first taxable year) by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because ATLANTIC is a REIT, its Charter contains restrictions on the acquisition of shares of ATLANTIC's stock intended to ensure compliance with these requirements.

  Subject to certain exceptions specified in ATLANTIC's Charter, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the number or value of the issued and outstanding Common Shares. The Board, upon receipt of a ruling from the IRS or an opinion of counsel or other evidence satisfactory to the Board and upon such other conditions as the Board may direct, may also exempt a proposed transferee from the Ownership Limit. The proposed transferee must give written notice to ATLANTIC of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning Common Shares in excess of the Ownership Limit. The Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure ATLANTIC's status as a REIT. Any transfer of Common Shares which would (i) create a direct or indirect ownership of Common Shares in excess of the Ownership Limit, (ii) result in the Common Shares being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution) as provided in Section 856(a) of the Code or (iii) result in ATLANTIC being "closely held" within the meaning of Section 856(h) of the Code, will be null and void ab initio, and the intended transferee will acquire no rights to the Common Shares. The foregoing limitations on ownership and restrictions on transfer will not apply if the Board determines, which determination must be approved by the shareholders, that it is no longer in the best interests of ATLANTIC to attempt to qualify, or to continue to qualify, as a REIT. ATLANTIC's Charter excludes Security Capital (and its transferees) from the foregoing ownership limitations.

  Any Common Shares the purported transfer of which would result in a person owning Common Shares in excess of the Ownership Limit or cause ATLANTIC to become "closely held" under Section 856(h) of the Code which is not otherwise permitted as provided above will constitute excess shares ("Excess Shares"), which will be transferred pursuant to ATLANTIC's Charter to a party not affiliated with ATLANTIC designated by ATLANTIC as the trustee of a trust for the exclusive benefit of an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board as the beneficiary or beneficiaries of the trust (the "Charitable Beneficiary"), until such time as the Excess Shares are transferred to a person whose ownership will not violate the limitations on ownership. While these Excess Shares are held in trust, distributions on such Excess Shares will be paid to the trust for the benefit of the Charitable Beneficiary and may only be voted by the trustee for the benefit of the Charitable Beneficiary. Subject to the Ownership Limit, the Excess Shares will be transferred by the Trustee at the direction of ATLANTIC to any person (if the Excess Shares would not be Excess Shares in the hands of such person). The purported transferee will receive the lesser of (i) the price paid by the purported transferee for the Excess Shares (or, if no consideration was paid, fair market value on the day of the event causing the Excess Shares to be held in trust) and (ii) the price received from the sale or other disposition of the Excess Shares held in trust. Any proceeds in excess of the amount payable to the purported transferee will be paid to the Charitable Beneficiary. In addition, such Excess Shares held in trust are subject to purchase by ATLANTIC for a 90-day period at a purchase price equal to the lesser of (i) the price paid for the Excess Shares by the purported transferee (or, if no consideration was paid, fair market value at the time of the event causing the Common Shares to be held in trust) and (ii) the fair market value of the Excess Shares on the date ATLANTIC elects to purchase. Fair market value, for these purposes, means the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which the Common Shares may be traded, or if not then traded over or through any exchange or quotation system, then the market price on the relevant date as determined in good faith by the Board.

  From and after the purported transfer to the purported transferee of the Excess Shares, the purported transferee will cease to be entitled to distributions (other than liquidating distributions), voting rights and other benefits with respect to the Excess Shares except the right to payment upon the transfer of the Excess Shares as described above. Any distribution paid to a purported transferee on Excess Shares prior to the discovery by ATLANTIC that such Excess Shares have been transferred in violation of the provisions of the Charter will be repaid, upon demand, to ATLANTIC, which will pay any such amounts to the trust for the benefit of the Charitable Beneficiary. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the purported transferee of any Excess Shares may be deemed, at the option of ATLANTIC, to have acted as an agent on behalf of ATLANTIC in acquiring such Excess Shares and to hold such Excess Shares on behalf of ATLANTIC.

  All certificates representing Common Shares will bear a legend referring to the limitations and restrictions described above.

  All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between one-quarter of 1% and 5%, as provided in the rules and regulations promulgated under the Code) of the number or value of the outstanding shares of ATLANTIC's stock must give a written notice containing certain information to ATLANTIC by January 31 of each year. In addition, each shareholder must upon demand disclose to ATLANTIC in writing such information with respect to the direct, indirect and constructive ownership of shares of ATLANTIC's stock as the Board deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine ATLANTIC's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance

  These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Shares might receive a premium for their Common Shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interest.

                             DESCRIPTION OF RIGHTS

  As described under "Plan of Distribution," ATLANTIC may sell the Offered Securities to investors directly through Rights. If Offered Securities are to be sold through Rights, such Rights will be distributed as a dividend to ATLANTIC's shareholders for which such shareholders will pay no separate consideration. The Prospectus Supplement with respect to the Rights offering will set forth the relevant terms of the Rights, including (i) the kind and number of Offered Securities which will be offered pursuant to the Rights,
(ii) the period during which and the price at which the Rights will be exercisable, (iii) the number of Rights to be issued, (iv) any provisions for changes to or adjustments in the exercise price of the Rights and (v) any other material terms of the Rights. See "Plan of Distribution."

    CERTAIN PROVISIONS OF MARYLAND LAW AND OF ATLANTIC'S CHARTER AND BYLAWS

  The following description of certain provisions of Maryland law and of ATLANTIC's Charter and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and ATLANTIC's Charter and Bylaws.

CLASSIFICATION OF THE BOARD

  ATLANTIC's Charter provides that the number of Directors may be increased or decreased from time to time by vote of a majority of the Board but may not be less than three. Pursuant to ATLANTIC's Charter, the Directors are divided into three classes. One class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1998, another class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999 and another class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 2000. As the term of each class expires, Directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. ATLANTIC believes that classification of the Board will help to assure the continuity and stability of ATLANTIC's business strategies and policies as determined by the Board.

  The classified Director provision could have the effect of making the removal of incumbent Directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of ATLANTIC, even though such an attempt might be beneficial to ATLANTIC and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board. Thus, the classified Director provision could increase the likelihood that incumbent Directors will retain their positions.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. ATLANTIC's Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  ATLANTIC's Directors and officers will be indemnified under ATLANTIC's Charter against certain liabilities. ATLANTIC's Charter provides that ATLANTIC will, to the maximum extent permitted by Maryland law in effect from time to time, indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Director or officer of ATLANTIC or (ii) any individual who, while a Director or officer of ATLANTIC and at the request of ATLANTIC, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. ATLANTIC's Charter authorizes ATLANTIC, with the approval of the Board, to provide such indemnification and advancement of expenses to a person who served a predecessor of ATLANTIC in any of the capacities describe in clause (i) or (ii) above and to any employee or agent of ATLANTIC or its predecessors.

  Maryland law requires a corporation (unless its charter provides otherwise, which ATLANTIC's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may have become a party by reason of their service in those or other capacities unless it is established that
(a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Maryland law permits ATLANTIC to advance reasonable expenses to a Director or officer upon ATLANTIC's receipt of (i) a written affirmation by the Director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by ATLANTIC as authorized by ATLANTIC's Bylaws and (ii) a written statement by or on his or her behalf to repay the amount paid or reimbursed by ATLANTIC if it is ultimately determined that the standard of conduct was not met.

  Additionally, ATLANTIC has entered into indemnify agreements with each of its officers and Directors which provide for reimbursement of all expenses and liabilities of such officer or Director, arising out of any lawsuit or claim against such officer or Director due to the fact that he or she was or is serving as an officer or Director, except for such liabilities and expenses
(i) the payment of which is judicially determined to be unlawful, (ii) relating to claims under Section 16(b) of the Exchange Act or (iii) relating to judicially determined criminal violations.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers or persons controlling ATLANTIC pursuant to the foregoing provisions, ATLANTIC has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BUSINESS COMBINATIONS

  Under Maryland law, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any tine within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other things, the corporation's shareholders receive a minimum price (as defined under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however to business combinations which are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Board has exempted from these provisions of Maryland law any business combination with Security Capital and its affiliates and successors. As a result, Security Capital and its affiliates and successors may be able to enter into business combinations with ATLANTIC which may not be in the best interests of ATLANTIC's shareholders without compliance by ATLANTIC with the super-majority vote requirements and other provisions of the statute.

CONTROL SHARE ACQUISITIONS

  Maryland law provides that "Control Shares" of a Maryland corporation acquired in a "Control Share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "Control Share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

  A person who has made or proposes to make a Control Share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share acquisition.

  The Control Share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

  ATLANTIC's Bylaws contain a provision exempting any and all acquisitions by Security Capital and its affiliates and successors from the provisions of the Control Share acquisition statute.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder, ATLANTIC's Bylaws require such shareholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a Director, all information relating to such person which is required to be disclosed in solicitations of proxies for the election of directors, pursuant to Regulation 14A of the Exchange Act; (b) as to any other business which the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder as they appear on ATLANTIC's books, and of such beneficial owner and (ii) the number of Common Shares which are owned beneficially and of record by such shareholder and such beneficial owner, if any.

                       FEDERAL INCOME TAX CONSIDERATIONS

  ATLANTIC intends to operate in a manner which permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met. The following is a description of the Federal income tax consequences to ATLANTIC and its shareholders of the treatment of ATLANTIC as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the Offered Securities is urged to consult his or her own tax advisor with respect to the Federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the Offered Securities.

  Based on certain representations of ATLANTIC with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to ATLANTIC, ATLANTIC has been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ended December 31, 1994, and its proposed method of operation described in this Prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

  This opinion is conditioned on certain representations made by ATLANTIC as to certain factual matters relating to ATLANTIC's organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. ATLANTIC's qualification and taxation as a REIT will depend on ATLANTIC's ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that ATLANTIC will satisfy such tests on a continuing basis.

  In brief, if certain detailed conditions imposed by the REIT provisions of the Code are met, entities such as ATLANTIC, which invest primarily in real estate and which otherwise would be treated for Federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" which is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) which generally results from the use of corporations.

  If ATLANTIC fails to qualify as a REIT in any year, however, it will be subject to Federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, ATLANTIC could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

  ATLANTIC elected REIT status effective for the taxable year ended December 31, 1994 and the Board currently intends that ATLANTIC will operate in a manner which permits it to qualify as a REIT in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on ATLANTIC continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on ATLANTIC's operating results.

  The following summary is based on the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described herein, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of Federal income taxation which may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the U.S.) subject to special treatment under the Federal income tax laws.

TAXATION OF ATLANTIC

 General

  In any year in which ATLANTIC qualifies as a REIT, in general it will not be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. ATLANTIC may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

  Notwithstanding its qualification as a REIT, ATLANTIC may also be subject to taxation in certain other circumstances. If ATLANTIC should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which ATLANTIC fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect ATLANTIC's profitability. ATLANTIC will also be subject to a tax of 100% on net income from any "prohibited transaction", as described below, and if ATLANTIC has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or
(ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if ATLANTIC should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, ATLANTIC would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For taxable years beginning after August 5, 1997, the Taxpayer Relief Act of 1997 (the "1997 Act") permits a REIT, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ATLANTIC made this designation, the shareholders of ATLANTIC would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ATLANTIC and ATLANTIC would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ATLANTIC would be deemed to have paid such shareholder's share of the tax paid by ATLANTIC on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his Company stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ATLANTIC. ATLANTIC may also be subject to the corporate "alternative minimum tax", as well as tax in certain situations and on certain transactions not presently contemplated. ATLANTIC will use the calendar year both for federal income tax purposes and for financial reporting purposes.

  In order to qualify as a REIT, ATLANTIC must meet, among others, the following requirements:

 Share Ownership Test

  ATLANTIC's shares of stock must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the stock of ATLANTIC may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. Pursuant to the constructive ownership rules, Security Capital's ownership of shares is attributed to its shareholders for purposes of the 50% test. Under the 1997 Act, for taxable years beginning after August 5, 1997, if ATLANTIC complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then ATLANTIC will be treated as meeting such requirement.

  In order to ensure compliance with the 50% test, ATLANTIC has placed certain restrictions on the transfer of the shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, ATLANTIC must maintain records which disclose the actual ownership of its outstanding shares of stock. In fulfilling its obligations to maintain records, ATLANTIC must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of such shares (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with such demand must be maintained as a part of ATLANTIC's records. A shareholder failing or refusing to comply with ATLANTIC's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares of ATLANTIC's stock and certain other information. In addition, ATLANTIC's Charter provides restrictions regarding the transfer of shares of its stock that are intended to assist ATLANTIC in continuing to satisfy the share ownership requirements. See "Description of Common Shares--Limitation on Ownership". ATLANTIC intends to enforce the 9.8% limitation on ownership of shares of its stock to assure that its qualification as a REIT will not be compromised.

 Asset Tests

  At the close of each quarter of ATLANTIC's taxable year, ATLANTIC must satisfy certain tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles (including certain government guaranteed securities). First, at least 75% of the value of ATLANTIC's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities (including certain government guaranteed securities), and qualified temporary investments. Second, although the remaining 25% of ATLANTIC's assets generally may be invested without restriction, securities in this class may not exceed either (i) in the case of securities of any non-government issuer, 5% of the value of ATLANTIC's total assets or (ii) 10% of the outstanding voting securities of any one issuer. If ATLANTIC invests in a partnership, it will be deemed to own a proportionate share of the partnership's assets.

 Gross Income Tests

  There are currently three separate percentage tests relating to the sources of ATLANTIC's gross income which must be satisfied for each taxable year. For purposes of these tests, if ATLANTIC invests in a partnership, ATLANTIC will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of ATLANTIC as it has in the hands of the partnership. The three tests are as follows:

    1. The 75% Test. At least 75% of ATLANTIC's gross income for the taxable year must be "qualifying income". Qualifying income generally includes: (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property;
  (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of ATLANTIC's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

    Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if ATLANTIC, or an owner of 10% or more of ATLANTIC, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, ATLANTIC generally must not operate or manage the property or furnish or render services to residents, other than through an "independent contractor" from whom ATLANTIC derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by ATLANTIC are "usually or customarily rendered" in connection with the rental of multifamily units for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience". For taxable years beginning after August 5, 1997, a REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service (or management operation) for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service (or providing the management or operation).

    2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of ATLANTIC's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends (other than on REIT shares) and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test.

    For purposes of determining whether ATLANTIC complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property) unless such property is held by ATLANTIC for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto) are satisfied. See "--Taxation of ATLANTIC-- General".

    Even if ATLANTIC fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) ATLANTIC's failure to comply was due to reasonable cause and not to willful neglect;
  (ii) ATLANTIC reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, ATLANTIC will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

    3. The 30% Test. ATLANTIC must derive less than 30% of its gross income for each taxable year from the sale or other disposition of: (i) real property held for less than four years (other than foreclosure property and involuntary conversions); (ii) stock or securities held for less than one year; and (iii) property in a prohibited transaction. ATLANTIC does not anticipate that it will have any substantial difficulty in complying with this test. The 30% gross income test has been repealed by the 1997 Act for taxable years beginning after August 5, 1997.

 Annual Distribution Requirements

  In order to qualify as a REIT, ATLANTIC is required to make distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to (i) the sum of (a) 95% of ATLANTIC's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. For taxable years beginning after August 5, 1997, the 1997 Act (i) expands the class of non-cash income that is excluded from the distribution requirement to include income from the cancellation of indebtedness and (ii) extends the treatment of original issue discount as non-cash income to REITs, like ATLANTIC, that use an accrual method of accounting. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before ATLANTIC timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that ATLANTIC does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, the 1997 Act permits a REIT, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ATLANTIC made this designation, the shareholders of ATLANTIC would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ATLANTIC and ATLANTIC would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ATLANTIC would be deemed to have paid such shareholder's share of the tax paid by ATLANTIC on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his Company stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ATLANTIC.

  ATLANTIC intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that ATLANTIC may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing ATLANTIC's REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, ATLANTIC will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

  If ATLANTIC fails to meet the 95% distribution requirement as a result of an adjustment to ATLANTIC's tax return by the IRS, ATLANTIC may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

 Failure to Qualify

  If ATLANTIC fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, ATLANTIC will be subject to tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which ATLANTIC fails to quality as a REIT will not be deductible by ATLANTIC, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, ATLANTIC also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAXATION OF ATLANTIC'S SHAREHOLDERS

 Taxation of Taxable Domestic Shareholders

  As long as ATLANTIC qualifies as a REIT, distributions made to ATLANTIC's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions (and for tax years beginning after August 5, 1997, undistributed amounts) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed ATLANTIC's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that ATLANTIC makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's Shares by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the Shares are held as a capital asset). In addition, any dividend declared by ATLANTIC in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by ATLANTIC and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by ATLANTIC during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of ATLANTIC. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to ATLANTIC shareholders.

  In general, any loss upon a sale or exchange of Shares by a shareholder who has held such Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from ATLANTIC required to be treated by such shareholder as long-term capital gains.

  The 1997 Act made certain changes to the Code with respect to taxation of long-term capital gains earned by taxpayers other than a corporation. In general, for sales made after May 6, 1997, the maximum tax rate for individual taxpayers on net long-term capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) is lowered to 20% for most assets. This 20% rate applies to sales on or after July 29, 1997 only if the asset was held for more than 18 months at the time of disposition. Capital gains on the disposition of assets on or after July 29, 1997 held for more than one year and up to 18 months at the time of disposition will be taxed as "mid-term gain" at a maximum rate of 28%. Also, so called "unrecaptured section 1250 gain" is subject to a maximum federal income tax rate of 25%. "Unrecaptured section 1250 gain" generally includes the long-term capital gain realized on (i) the sale after May 6, 1997 of a real property asset described in Section 1250 of the Code or (ii) the sale after July 28, 1997 of a real property asset described in Section 1250 of the Code which the taxpayer has held for more than 18 months, but in each case not in excess of the amount of depreciation (less the gain, if any, treated as ordinary income under Code
Section 1250) taken on such asset. A rate of 18% instead of 20% will apply after December 31, 2000 for assets held for more than 5 years. However, the 18% rate applies only to assets acquired after December 31, 2000 unless the taxpayer elects to treat an asset held prior to such date as sold for fair market value on January 1, 2001. In the case of individuals whose ordinary income is taxed at a 15% rate, the 20% rate is reduced to 10% and the 10% rate for assets held for more than 5 years is reduced to 8%.

  Certain aspects of the new legislation are currently unclear, including how the reduced rates will apply to gains earned by REITs such as ATLANTIC. Until the IRS issues some guidance, it is unclear whether or how the 20% or 10% rates will apply to distributions of long-term capital gains by ATLANTIC. The 1997 Act gives the IRS authority to apply the 1997 Act's new rules on taxation of capital gains to sales by pass-thru entities, including REITs. It is possible that the IRS could provide in such regulations that REIT capital gain dividends must be determined by looking through to the assets sold by the REIT and treated by REIT shareholders as "long-term capital gain", "mid-term gain" and "unrecaptured section 1250 gain" to the extent of such respective gain realized by the REIT. No regulations have yet been issued. Such regulations, if and when issued, may have a retroactive affect.

  Shareholders of ATLANTIC should consult their tax advisors with regard to
(i) the application of the changes made by the 1997 Act with respect to taxation of capital gains and capital gain dividends and (ii) to state, local and foreign taxes on capital gains.

 Backup Withholding

  ATLANTIC will report to its domestic shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder which does not provide ATLANTIC with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, ATLANTIC may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to ATLANTIC. See "--Taxation of Foreign Shareholders" below.

 Taxation of Tax-Exempt Shareholders

  The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT", based upon the ruling, the analysis therein and the statutory framework of the Code, distributions by ATLANTIC to a shareholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Shares with "acquisition indebtedness" within the meaning of the Code, and that the Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that ATLANTIC, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

  However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of stock of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

 Taxation of Foreign Shareholders

  ATLANTIC will qualify as a "domestically-controlled REIT" so long as less than 50% in value of its Shares is held by foreign persons (i.e., nonresident aliens and foreign corporations, partnerships, trust and estates). It is currently anticipated that ATLANTIC will qualify as a domestically controlled REIT. Under these circumstances, gain from the sale of the Shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

  Distributions of cash generated by ATLANTIC's real estate operations (but not by its sale or exchange of such communities) that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless (i) an applicable tax treaty reduces that tax and the foreign shareholder files with ATLANTIC the required form evidencing such lower rate of (ii) the foreign shareholder files an IRS Form 4224 with ATLANTIC claiming that the distribution is "effectively connected" income. Recently promulgated Treasury Regulations revise in certain respects the rules applicable to foreign shareholders with respect to payments made after December 31, 1998.

  Distributions of proceeds attributable to the sale or exchange by ATLANTIC of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. ATLANTIC is required by applicable Treasury Regulations to withhold 35% of any distribution to a foreign person that could be designated by ATLANTIC as a capital gain dividend; this amount is creditable against the foreign shareholder's FIRPTA tax liability.

  The Federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in ATLANTIC should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in ATLANTIC.

OTHER TAX CONSIDERATIONS

 Homestead Mortgages

  ATLANTIC holds mortgage notes of Homestead which are convertible into shares of Homestead common stock. Pursuant to the terms of the funding commitment agreement, ATLANTIC has agreed to fund $1,133,535 for each $1,000,000 of convertible mortgage loans. Accordingly, ATLANTIC is treated as having acquired the convertible mortgage loans at a premium which ATLANTIC is entitled to amortize as an offset to interest income (with a corresponding reduction in ATLANTIC's tax basis) under a constant yield method over the terms of the convertible mortgage notes if (as ATLANTIC intends) an election under Section 171 of the Code is made. Interest paid by Homestead to ATLANTIC on the mortgage notes constitutes qualified income for purposes of determining whether ATLANTIC meets the gross income requirements for REIT qualification.

  The terms of the mortgages provide for adjustment of the price for conversion of the mortgages into the Homestead common stock if Homestead makes certain distributions of stock, cash or other property to its shareholders. If Homestead makes a distribution of cash or property resulting in an adjustment to the conversion price, ATLANTIC, as a holder of such convertible mortgages, may be viewed as receiving a "deemed distribution" under Section 305 of the Code, even if ATLANTIC does not hold any Homestead common stock at such time. The deemed distribution would constitute a taxable dividend, taxable as ordinary income, to the extent that the earnings and profits of Homestead were allocable to the deemed distribution. The amount of the deemed distribution which exceeded the allocated earnings and profits of Homestead would be considered a return of capital and would reduce ATLANTIC's tax basis in the convertible mortgages (but not below zero) by the value of the deemed distribution. To the extent that the value of the deemed distribution exceeds ATLANTIC's tax basis in the convertible mortgages, the deemed distribution would result in gain to ATLANTIC. ATLANTIC's tax basis in the convertible mortgages would then immediately be increased by the value of the property deemed to have been distributed.

  Except as discussed below with respect to cash received in lieu of fractional shares of Homestead common stock, ATLANTIC will not recognize gain or loss upon the exercise of the conversion right. ATLANTIC's tax basis in the Homestead common stock received upon the conversion will be equal to ATLANTIC's tax basis in the mortgages converted. Upon conversion of the mortgages, ATLANTIC will receive cash in lieu of any fractional shares of Homestead common stock and will recognize gain to the extent that the cash received exceeds ATLANTIC's tax basis in the portion of the mortgages converted for cash in lieu of fractional shares. If ATLANTIC exercises its conversion right, it is expected that ATLANTIC, consistent with its status as a REIT, will shortly thereafter distribute to its shareholders or sell in the open market the Homestead common stock received. ATLANTIC will recognize gain upon such distribution or sale of the Homestead common stock received upon conversion in an amount equal to the excess of the fair market value of the Homestead common stock over ATLANTIC's tax basis therein, and the earnings and profits of ATLANTIC will be increased by the amount of any such gain recognized. In computing its taxable income for the year in which any Homestead common stock is distributed, ATLANTIC will be allowed a dividends-paid deduction in an amount equal to the fair market value at the time of distribution of the Homestead common stock distributed, but in no event in excess of the earnings and profits of ATLANTIC.

  The various income and asset tests described above may limit ATLANTIC's ability, consistent with its qualification as a REIT, to hold and/or convert the convertible mortgage notes, or the Homestead common stock into which such notes may be converted, and may force a sale for disposition at a time which is not otherwise economically advantageous to ATLANTIC. For example, depending on the relative values of the Homestead common stock, the convertible mortgage notes, and ATLANTIC's other assets, it may be necessary for ATLANTIC to (i) delay or accelerate the conversion of convertible mortgage notes into Homestead common stock, (ii) convert mortgage notes into Homestead common stock and promptly sell or distribute that stock at a less than optimal point in time, or (iii) convert mortgage notes into Homestead common stock and sell such Homestead common stock in separate transactions extending over a period of time rather than in a single transaction or in a single calendar quarter or tax year.

 ATLANTIC Development Services

  ATLANTIC Development Services will pay Federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. ATLANTIC Development Services will attempt to minimize the amount of such taxes, but there can be no assurance whether or to the extent to which measures taken to minimize taxes will be successful. To the extent that ATLANTIC Development Services is required to pay Federal, state or local taxes, the cash available for distribution by ATLANTIC Development Services to its shareholders will be reduced accordingly.

 Tax Effects of the Merger

  On September 8, 1997, the shareholders of ATLANTIC voted to approve the merger (the "Merger") of ATLANTIC's REIT manager, Security Capital (Atlantic) Incorporated (the "REIT Manager"), and its property manager, SCG Realty Services Atlantic Incorporated ("SCG Realty Services"), into a newly formed subsidiary of ATLANTIC. In the opinion of Mayer, Brown & Platt, based on certain representations of Security Capital and ATLANTIC, the Merger was properly treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, ATLANTIC did not recognize income, gain or loss upon the consummation of the Merger (assuming that ATLANTIC makes the election described under "--Built-in Gain Rules" below). In addition, the Merger did not result in a taxable event to the ATLANTIC shareholders. Nonetheless, such opinion is not binding on the IRS nor will it preclude the IRS from adopting a contrary position. Moreover, since no ruling from the IRS was or will be sought with respect to the federal income tax consequences of the Merger, there can be no complete assurance that the IRS will agree with the conclusions set forth herein. The discussion below assumes that the Merger is treated as a reorganization with the meaning of
Section 368(a) of the Code.

  Basis and Holding Period. The assets formerly held by the REIT Manager and SCG Realty Services have the same adjusted tax basis in the hands of ATLANTIC as they had in the hands of the REIT Manager and SCG Realty Services immediately prior to the closing date of the Merger. The holding period for each of the assets of the REIT Manager and SCG Realty Services in the hands of ATLANTIC includes the period each asset was held by the REIT Manager and SCG Realty Services immediately prior to the closing date of the Merger.

  Built-in Gain Rules. Under the "Built-in Gains Rules" of IRS Notice 88-19, 1988-1 C.B. 486, ATLANTIC will be subject to corporate level tax if it disposes of any of the assets acquired from Security Capital Group in the Merger at any time during the 10-year period beginning on the closing date of the Merger (the "Restriction Period"). This tax would be imposed on ATLANTIC at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value on the closing date of the assets disposed of or (b) the selling price of such assets over (ii) ATLANTIC's adjusted basis on the closing date in such assets (such excess being referred to as the "Built-in Gain"). ATLANTIC currently does not intend to dispose of any of the assets acquired in the Merger during the Restriction Period, but there can be no assurance that one or more of such dispositions will not occur. The results described above with respect to the recognition of Built-in Gain assume that ATLANTIC will make the appropriate election pursuant to the Built-in Gain Rules or applicable future administrative rules or Treasury regulations. ATLANTIC has covenanted to make this election.

  Liability for Other Taxes. Pursuant to the Merger agreement, Security Capital is responsible for income tax liabilities attributable to the operations of the REIT Manager and SCG Realty Services through the consummation of the Merger. However, ATLANTIC, as successor to the REIT Manager and SCG Realty Services in the Merger is severally liable (together with Security Capital and the members of its "affiliated group" within the meaning of Section 1502 of the Code) for income tax liabilities of Security Capital and the members of its "affiliated group" for periods prior to and including the year in which the consummation of the Merger occurred. Security Capital, however, agreed to indemnify and hold harmless ATLANTIC from and against any income tax liabilities of the REIT Manager and SCG Realty Services for all periods prior to the closing date of the Merger and any income tax liabilities of Security Capital and the members of its "affiliate group".

  Consequence of the Merger on ATLANTIC's Qualification as a REIT. In light of the unique Federal income tax requirements applicable to REITs, the Merger could have adverse consequence on ATLANTIC's continued qualification as a REIT. In the opinion of Mayer, Brown & Platt, based upon certain representations of Security Capital Group and ATLANTIC, the consummation of the Merger will not jeopardize the status of ATLANTIC as a REIT under the Code.

 Tax on Built-in Gain

  Pursuant to I.R.S. Notice 88-19, 1988-1 C.B. 486, a "C" corporation that elects to be taxed as a REIT has to recognize any gain that would have been realized if the "C" corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxes as a REIT and immediately liquidated unless the REIT elects to be taxed under rules similar to the rules of Section 1374 of the Code.

  Since ATLANTIC has made this election, if during the 10-year period beginning on the first day of the first taxable year for which ATLANTIC qualifies as a REIT (the "Recognition Period"), ATLANTIC recognizes gain on the disposition of any asset held by ATLANTIC as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) ATLANTIC's adjusted basis in such asset as of the beginning of such Recognition Period, such gain will be subject to tax at the highest regular corporate rate. Because ATLANTIC acquired many of its communities in fully taxable transactions and presently expects to hold each community beyond the Recognition Period, it is not anticipated that ATLANTIC will pay a substantial corporate level tax on its built-in gain.

 Possible Legislative or Other Actions Affecting Tax Consequences

  Prospective shareholders should recognize that the present Federal income tax treatment of an investment in ATLANTIC may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in ATLANTIC.

 State and Local Taxes

  ATLANTIC and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of ATLANTIC and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Offered Securities of ATLANTIC.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE

PURCHASE, OWNERSHIP, AND SALES OF COMMON SHARES, PREFERRED SHARES OR DEBT SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                             PLAN OF DISTRIBUTION

  The Offered Securities may be offered directly by ATLANTIC, through agents designated from time to time by ATLANTIC, to or through underwriters or dealers. Direct sales to investors may be accomplished through subscription offerings or through Rights distributed to ATLANTIC's shareholders. In connection with subscription offerings or the distribution of Rights to shareholders, if all of the underlying Offered Securities are not subscribed for, ATLANTIC may sell such unsubscribed Offered Securities to third parties directly or through underwriters or agents and, in addition, whether or not all of the underlying Offered Securities are subscribed for, ATLANTIC may concurrently offer additional Offered Securities to third parties directly or through underwriters or agents. Any such underwriter, dealer or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). ATLANTIC also may, from time to time, authorize underwriters acting as ATLANTIC's agents to offer and sell the Offered Securities on such terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from ATLANTIC in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by ATLANTIC to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with ATLANTIC, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

  If so indicated in the applicable Prospectus Supplement, ATLANTIC will authorize dealers acting as ATLANTIC's agents to solicit offers by certain institutions to purchase Offered Securities from ATLANTIC at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts will be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but will in all cases be subject to the approval of ATLANTIC. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts may not at the time of delivery be prohibited under the laws of any jurisdiction in the U.S. to which such institution is subject and (ii) if the Offered Securities are being sold to underwriters, ATLANTIC must have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

  Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for ATLANTIC and its subsidiaries in the ordinary course of business.

                       INDEPENDENT AUDITORS AND EXPERTS

  The financial statements of ATLANTIC appearing in ATLANTIC's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated by reference herein in reliance on their report given on their authority as experts in accounting and auditing.

  With respect to the unaudited condensed interim financial information for the three-month period ended March 31, 1997 and the three- and six-month periods ended June 30, 1997, incorporated by reference herein, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in ATLANTIC's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the Registration Statement (as defined below) prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters relating to the validity of the Offered Securities will be passed on for ATLANTIC by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing ATLANTIC and certain of its affiliates.

                             AVAILABLE INFORMATION

  ATLANTIC is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Reports, proxy and information statements and other information filed by ATLANTIC can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site which contains such reports, proxy and information statements and other information at http://www.sec.gov. ATLANTIC's outstanding Common Shares and Series A Preferred Shares are listed on the NYSE under the symbols "SCA" and "SCA-PRA", respectively, and all reports, proxy and information statements and other information concerning ATLANTIC may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

  ATLANTIC has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document which is filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement will be deemed qualified in its entirety by such reference.

                          INCORPORATION BY REFERENCE

  The following documents filed by ATLANTIC with the Commission (File No. 1-12303) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

  (1) ATLANTIC's Annual Report on Form 10-K for the year ended December 31,
      1996;

  (2) ATLANTIC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

  (3) ATLANTIC's Current Reports on Form 8-K filed January 27, 1997 and March 26, 1997;

  (4) The description of the Common Shares included in ATLANTIC's
      Registration Statement on Form 8-A; and

  (5) The description of ATLANTIC's preferred share purchase rights included in ATLANTIC's Registration Statement on Form 8-A.

  All documents subsequently filed by ATLANTIC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby will be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  ATLANTIC will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information which has been incorporated by reference herein (not including exhibits to such information unless such exhibits are specifically incorporated by reference in such information). Requests should be directed to Security Capital Atlantic Incorporated, Six Piedmont Center, Suite 600, Atlanta, Georgia 30305
Attention: Secretary, telephone (404) 237-9292.

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